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Exhibit 3.1

ARTICLES OF AMENDMENT
OF
GOLF TRUST OF AMERICA, INC.

    Golf Trust of America, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

    FIRST:  The charter of the Corporation is hereby amended by redesignating Section 2(h) of Article V of the Articles of Amendment and Restatement filed with the State of Maryland Department of Assessments and Taxation on January 31, 1997, as subsection 2(h)(i) and inserting the following new subsection 2(h)(ii) immediately thereafter:

        "(ii) Plan of Liquidation. Nothing in this Article V, or in Article IX hereof, or elsewhere in this Charter shall prevent the Corporation or its board from taking any action pursuant to or in accordance with a plan of liquidation (i.e., any plan providing for the disposition of substantially all of the Corporation's assets and/or its dissolution) approved by the requisite vote of stockholders entitled to vote thereon; provided, however that the voting requirement set forth in Article Third, Section 12(f), Clause (iii) of the Series A Preferred Stock Articles Supplementary shall continue to apply unless specifically waived by the holders of two-thirds of the outstanding shares of Series A Cumulative Convertible Preferred Stock in the case of any particular plan of liquidation."

    SECOND:  The amendment to the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation, as required by law.

    THIRD:  The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all materials respects and that this statement is made under the penalties for perjury.

    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Senior Vice President, Chief Financial Officer and Secretary as of the 22nd day of May, 2001.

By:	/s/ W. BRADLEY BLAIR, II W. Bradley Blair, II President and Chief Executive Officer
ATTEST:
/s/ SCOTT D. PETERS Scott D. Peters Senior Vice President, Chief Financial Officer, and Secretary

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ARTICLES OF AMENDMENT OF GOLF TRUST OF AMERICA, INC.